EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

MILL CITY VENTURES III, LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(h) and 457(c)	900,000 (3)	$2.24	$2,016,000	$110.20 per $1,000,000	$202.01
Total Offering Amounts					$2,016,000		$202.01
Total Fee Offsets							—
Net Fee Due							$202.01

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(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Mill City Ventures III, Ltd. (the “Registrant”) that become issuable under the Mill City Ventures III, Ltd. 2023 Stock Incentive Plan (the “2022 Plan”) to prevent dilution resulting from stock splits, stock dividends and similar transactions or capital events.

(2)

Estimated in accordance with Rule 457(h) and (c) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on August 16, 2023. In accordance with Rule 457(h), no additional fee is required for the resale of Common Stock issued pursuant to the 2022 Plan, the issuance of which is registered under this Registration Statement.

(3)	Represents 900,000 shares of Common Stock reserved for issuance, and that may become issuable, under the 2022 Plan.